Exhibit 10.2

FORM OF RESTRICTED STOCK UNIT AGREEMENT

AGREEMENT by and between KBR, Inc., a Delaware corporation (the “Company”) and ___________ (“Employee”) made effective as of the date of the delivery of shares for the closing of the initial public offering of the Company (the “Grant Date”).

1.	Grant of Restricted Stock Units.

(a)           Units.  Pursuant to the KBR, Inc. 2006 Stock and Incentive Plan (the “Plan”) units evidencing the right to receive __________ shares of the Company’s common stock (“Stock”), are awarded to Employee, subject to the conditions of the Plan and this Agreement (the “Restricted Stock Units”).

(b)           Plan Incorporated.  Employee acknowledges receipt of a copy of the Plan, and agrees that this award of Restricted Stock Units shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement.  Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

2.           Terms of Restricted Stock Units.  Employee hereby accepts the Restricted Stock Units and agrees with respect thereto as follows:

(a)           Forfeiture of Restricted Stock Units.  In the event of termination of Employee’s employment with the Company or any employing Subsidiary of the Company for any reason other than (i) normal retirement on or after age sixty-five, (ii) death or (iii) disability (disability being defined as being physically or mentally incapable of performing either the Employee’s usual duties as an Employee or any other duties as an Employee that the Company reasonably makes available and such condition is likely to remain continuously and permanently, as determined by the Company or employing Subsidiary), or except as otherwise provided in the last two sentences of subparagraph (c) of this Paragraph 2, Employee shall, for no consideration, forfeit all Restricted Stock Units to the extent they are not fully vested.

(b)           Assignment of Award.  The Restricted Stock Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of.

(c)           Vesting Schedule.  The Restricted Stock Units shall vest in accordance with the following schedule provided that Employee has been continuously employed by the Company from the date of this Agreement through the applicable vesting date.

Vesting Date	Vested Percentage of Total Number of Restricted Stock Units
1st Anniversary of Grant Date	20%
2nd Anniversary of Grant Date	40%
3rd Anniversary of Grant Date	60%
4th Anniversary of Grant Date	80%
5th Anniversary of Grant Date	100%

Notwithstanding the foregoing, the Restricted Stock Units shall become fully vested on the earlier of (i) the occurrence of a Corporate Change (as such term is defined in the Plan), or (ii) the date Employee’s employment with the Company is terminated by reason of death, disability (as determined above) or normal retirement on or after age sixty-five.  In the event Employee’s employment is terminated for any other reason, including retirement prior to age sixty-five with the approval of the Company or employing Subsidiary, the Committee which administers the Plan (the “Committee”) or its delegate, as appropriate, may, in the Committee’s or such delegate’s sole discretion, approve the acceleration of the vesting of any or all Restricted Stock Units still subject to restrictions, such vesting acceleration to be effective on the date of such approval or Employee’s termination date, if later.

(d)           Shareholder Rights.  Employee shall have no rights to dividends, dividend equivalents or any other rights of a shareholder with respect to shares of Stock subject to this Award unless and until such time as the Award has been settled by the transfer of shares of Stock to Employee.

(e)           Settlement and Delivery of Shares.  Payment of vested Restricted Stock Units shall be made as soon as administratively practicable after vesting, but in no event later than thirty days after the vesting date.  Settlement will be made by payment in shares of Stock.  Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Stock if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Stock is listed or quoted.  The Company shall in no event be obligated to take any affirmative action in order to cause the delivery of shares of Stock to comply with any such law, rule, regulation or agreement.

3.           Withholding of Tax. The Committee may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with this Award.  Unless the Committee provides otherwise, the Company shall reduce the number of shares of Stock that would have otherwise been delivered to Employee by a number of shares of Stock having a Fair Market Value equal to the amount required to be withheld.

4.           Employment Relationship.  For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of the Company, a Parent Corporation or Subsidiary of the Company, or a corporation or a Parent Corporation or subsidiary of such corporation assuming or substituting a new award for this Award.  Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and its determination shall be final.

5.           Committee’s Powers.  No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Stock Units.

6.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

7.           Compliance with Law.  Notwithstanding anything to the contrary herein, the Company shall not be obligated to issue any Stock in connection with a Restricted Stock Unit, at any time, if the offering or issuance of the Stock, or if acceptance of the Stock by an Employee, violates or is not in compliance with any laws, rules or regulations of the United States or any state or country.

8.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

9.           Section 409A.  Notwithstanding anything in this Agreement to the contrary, if any provision in this Agreement would result in the imposition of an applicable tax under Section 409A of the Code and related regulations and United States Department of the Treasury pronouncements (“Section 409A”), that provision will be reformed to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect Employee’s rights under this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all as of the date first above written.

KBR, INC.

By:

Employee